Exhibit 3.1

KITE REALTY GROUP TRUST

ARTICLES SUPPLEMENTARY RECLASSIFYING PREFERRED SHARES

Kite Realty Group Trust, a Maryland real estate investment trust (the “Trust”), having its principal office in Baltimore City, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Section 8-203 of the Maryland REIT Law and Section 6.3 of the Trust’s Articles of Amendment and Restatement of Declaration of Trust, as filed for record on August 12, 2004 and as thereafter amended and supplemented (the “Declaration of Trust”), the Board of Trustees by resolution reclassified 20,000,000 shares of unissued and unclassified preferred shares of beneficial interest into common shares of beneficial interest, having all of the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Trust’s existing common shares of beneficial interest as set forth in the Declaration of Trust and the Maryland REIT Law, with the result that the Trust shall, upon the filing and acceptance for record of these Articles Supplementary, have authorized an aggregate of 245,000,000 common shares of beneficial interest, all of which shall constitute a single class of common shares of beneficial interest, and shall have authorized an aggregate of 20,000,000 preferred shares of beneficial interest.

SECOND: These Articles Supplementary have been approved by the Trustees in the manner and by the vote required by law.

THIRD: These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

The undersigned President of the Trust acknowledges these Articles Supplementary to be the act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be executed in its name and on its behalf by its President and attested to by its Secretary as of this 20th day of August, 2021.

KITE GROUP REALTY TRUST

By:	/s/ John A. Kite
John A. Kite
President

ATTEST:

By:	/s/ Heath R. Fear
Heath R. Fear
Secretary